Exhibit 10.87



                 FOURTH AMENDMENT OF AGREEMENT OF LEASE

      THIS FOURTH AMENDMENT OF AGREEMENT OF LEASE (this "AMENDMENT" or "AMENDMENT NO. 4") is made and entered into as of April 29, 1996 (the "EFFECTIVE DATE"), by and between STANLEY STAHL D/B/A STAHL PARK AVENUE CO., a sole proprietorship, whose address is 277 Park Avenue, New York, New York 10172 ("LANDLORD"), and DONALDSON, LUFKIN & JENRETTE, INC., a Delaware corporation, whose address is 140 Broadway, New York, New York 10005 ("TENANT"). This Amendment is entered into with reference to the following facts:

     A. Landlord is the lessor and Tenant is the lessee pursuant to that certain Agreement of Lease dated as of October 26, 1994 (as amended as set forth below, the "LEASE"), affecting certain premises located at 277 Park Avenue, New York, New York (the "PREMISES"), all as more particularly described in the Lease.

     B. The Lease has been previously amended by the First Amendment of Agreement of Lease dated as of March 30, 1995 ("AMENDMENT NO. 1"), the Second Amendment of Agreement of Lease dated as of August 24, 1995 ("AMENDMENT NO. 2") and the Third Amendment of Agreement of Lease dated as of October 6, 1995 ("AMENDMENT NO. 3").

     C. A memorandum of the Lease was recorded on November 22, 1994 in Reel 2157, Page 452, in the New York County Register's Office, State of New York.

     D. Landlord and Tenant desire (i) to expand the Premises to include certain premises to be used for storage purposes in the twenty eighth (28th) floor of the Building (the "TWENTY EIGHTH FLOOR STORAGE PREMISES") as shown in EXHIBIT A to this Amendment, (ii) to expand the Upper Office Premises to include the thirty fourth (34th) floor and a portion of the thirty third
(33rd) floor of the Building (together, the "NEW TOWER PREMISES") as shown in EXHIBIT A to this Amendment and (iii) to amend certain other terms and provisions of the Lease, upon the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, Landlord and Tenant agree as follows (all capitalized terms defined in the Lease shall have the same meanings in this Amendment except to the extent that this Amendment modifies the definition for a particular term):


1   Definitions. The following definitions are amended and/or restated as follows:

     1.1 Landlord's Work. The definition of "LANDLORD'S WORK" is amended and restated to read as follows:

     "LANDLORD'S WORK" shall mean Landlord's Pre-Possession Work, Landlord's Post-Possession Work, Landlord's Additional Work, the Additional Premises Pre-Possession Work, the Additional Premises Post-Possession Work, the Additional Premises Additional Work, the Twenty Fifth Floor Pre-Possession Work, the Twenty Fifth Floor Post-Possession Work, the Twenty Fifth Floor Additional Work, the New Tower Premises Pre-Possession Work, the New Tower Premises Post-Possession Work and the New Tower Premises Additional Work.

     1.2 Lease. Wherever the Lease refers to "this Lease," such reference shall mean the Lease as modified by this Amendment.

     1.3 Rent Inclusion Premises. The definition of "Rent Inclusion Premises" is amended and restated to read as follows:

      "RENT INCLUSION PREMISES" shall mean: (a) the Cellar Storage Premises;
      (b) the Twenty Eighth Floor Storage Premises; and (c) any portion of the Premises treated as Rent Inclusion Premises pursuant to Section 12.2(B).

     1.4 Storage Premises. The definition of "STORAGE PREMISES" is amended and restated to read as follows:

      "STORAGE PREMISES" shall mean, collectively, the Cellar Storage Premises, the Seventh Floor Storage Premises and the Twenty Eighth Floor Storage Premises.

     1.5 Storage Premises Space Factor. The definition of "STORAGE PREMISES SPACE FACTOR" is amended and restated to read as follows:

      "STORAGE PREMISES SPACE FACTOR" shall mean 9,771, consisting of 3,000 for the Seventh Floor Storage Premises, 5,000 for the Cellar Storage Premises and 1,771 for the Twenty Eighth Floor Storage Premises, as the same may be increased or decreased pursuant to this Lease.

     1.6 Submetered Premises. In the definition of "SUBMETERED PREMISES," clause "a" is modified to read as follows: "(a) the nineteenth through twenty fifth floors and the thirty fourth floor of the Building and the portion of the thirty third floor of the Building that constitutes Premises hereunder, all as depicted on EXHIBIT A to the Fourth Amendment of this Lease."

     1.7 Tenant's Operating Share. The second sentence of the definition of "Tenant's Operating Share" is amended and restated to read as follows:

      Tenant's Operating Share for the Premises initially demised under this Lease (i.e., all Premises listed in the Fixed Rent Table) (assuming the entire Seventh Floor Storage Premises is used entirely for office), including Amendment No. 1 through Amendment No. 4 to the Lease, equals forty six and sixty four one-hundredths percent (46.64%).

     1.8 Tenant's Tax Share. The definition of "TENANT'S TAX SHARE" is amended and restated to read as follows:

            "TENANT'S TAX SHARE" shall mean the quotient, from time to time, of (a) (i) the Office Premises Space Factor plus (ii) the Space Factor for any Seventh Floor Storage Premises that is, from time to time, not used for storage, divided by (b) 1,744,590. Tenant's Tax Share for the Premises demised under this Lease through and including Amendment No.
     4 (i. e., all Premises listed in the Fixed Rent Table) (assuming the entire Seventh Floor Storage Premises are used entirely for office), including Amendment No. 1 through Amendment No. 4 to the Lease, equals forty five and five one-hundredths percent (45.05%); provided, however, that for any period during the Term during which any portion of the Premises shall constitute IDA Premises, Tenant's Tax Share shall be adjusted so as to reduce the Space Factors set forth in both clause (a) (subclause "i" or "ii", as applicable) and clause (b) above by the Space Factor constituting such IDA Premises.





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     1.9 Upper Office Premises. "Upper Office Premises" shall mean, subject to Article 21, the twenty second (22nd) through twenty fifth (25th) floors and the thirty fourth (34th) floor of the Building, the portion of the thirty third (33rd) floor of the Building constituting Premises and the portion of the twenty first (21st) floor of the Building not constituting "Middle Office Premises."

     1.10 Upper Office Premises Space Factor. "UPPER OFFICE PRERNISES SPACE FACTOR" shall mean 127,092, as the same may be increased or decreased pursuant to this Lease.


2    Fixed Rent Table.

     2.1 Twenty Eighth Floor Storage Premises. The "Fixed Rent Table" at the end of Section 1.1 of the Lease is modified by adding the following additional columns of information as part of the "Storage Premises" portion of the Fixed Rent Table.


 Premises                             Twenty Eighth Floor Storage Premises

 Floor(s)                                           Part of 28

 Space Factor                                          1771

 Rent Commencement Date                           January 1, 1996

                         Unit Fixed Rent   Total Fixed Rent Per Year (Per Month)
 First Rental Period     $17.34                    $30,709 ($2,559.08)
 Second Rental Period    $17.34                    $30,709 ($2,559.08)
 Third Rental Period     $17.34                    $30,709 ($2,559.08)
 Fourth Rental Period    $17.34                    $30.709 ($2,559.08)



     2.2 New Tower Premises. The "Fixed Rent Table" at the end of Section 1.1 of the Lease is further modified by adding the following additional columns of information as part of the "Upper Office Premises" portion of the Fixed Rent Table.


                                               Addition to Upper Office Premises

 Premises                                             (New Tower Premises)

 Floor(s)                          Part of 33                           All of 34

 Space Factor                        14,892                               21,500

 Rent Commencement Date          April 15, 1996                      January 1, 1997

                        Unit Fixed  Total Fixed Rent Per     Unit Fixed     Total Fixed Rent Per
                           Rent       Year (Per Month)          Rent          Year (Per Month)

  First Rental Period     $45.00     $670,140 ($55,845)        $45.00        $967,500 ($80,625)
  Second Rental Period    $49.00     $729,708 ($60,809)        $49.00      $1,053,500 ($87,791.67)
  Third Rental Period     $53.00     $789,276 ($65,773)        $53.00      $1,139,500 ($94,958.33)
  Fourth Rental Period    $57.00     $848,844 ($70,737)        S57.00       $1,225,500 ($102,125)






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Footnote "2," following the Fixed Rent Table, is modified to read as follows:

      2. Total "Space Factor" of the entire "Premises" as originally defined in this Lease, including Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 thereto, is 792,663.


3    Permitted Uses.

      The second sentence of Section 2.1 of the Lease is amended and restated to read as follows:

      Tenant shall use and occupy the Cellar Storage Premises and the Seventh Floor Storage Premises for office or storage purposes incidental to Tenant's use of the Office Premises for the uses set forth herein, and for no other purpose other than as set forth in Section 2.4. Tenant shall use and occupy the Twenty Eighth Floor Storage Premises for: storage purposes incidental to Tenant's use of the Office Premises for the uses set forth herein (including by placing lockers for Tenant's cleaning or maintenance personnel in a portion of such premises) and for no other purpose other than as set forth in Section 2.4. All of the foregoing permitted uses shall be subject to Article 6 of this Lease.


4    Twenty Eighth Floor Storage Premises: Delivery of Premises and Landlord's
     Work.


      4.1 Delivery and Pre-Possession Work. The Commencement Date for the Twenty Eighth Floor Storage Premises shall be January 1, 1996 (the "TWENTY EIGHTH FLOOR STORAGE PREMISES COMMENCEMENT DATE") Tenant shall take the
Twenty Eighth Floor Storage Premises on the date hereof in its "as-is" condition, and Landlord shall not be obligated to perform any Pre-Possession Work or other preparation of any kind with respect to the Twenty Eighth Floor Storage Premises, except that Landlord shall promptly deliver to Tenant an Asbestos Abatement Certificate regarding the Twenty Eighth Floor Storage Premises together with clearance data to establish that air in the Twenty Eighth Floor Storage Premises does not contain asbestos fibers in violation of the Requirements. Landlord shall not be required to give further notice of such Commencement Date. Notwithstanding anything to the contrary in any other provision of this Lease, except for the deliveries required by this paragraph Landlord shall have no obligations to Tenant under Article 9 of the Lease with respect to the Twenty-Eighth Floor Storage Premises.

      4.2 Post-Possession Work. Landlord shall not be obligated to perform any Post-Possession Work with respect to the Twenty Eighth Floor Storage Premises.


5    New Tower Premises: Delivery of Premises and Landlord's Work.


     5.1 Delivery and Pre-Possession Work. Notwithstanding the exceptions to Substantial Completion set forth in clauses "i" and "ii" below, the Commencement Date for the New Tower Premises shall be the date of this Amendment (the "New Tower Premises Commencement Date"). Landlord represents and warrants that Landlord has Substantially Completed the same Pre-Possession Work for the New Tower Premises that Landlord was required to perform for the Office Premises initially demised under the Lease (the "NEW TOWER PREMISES PRE-POSSESSION WORK"), including delivery to Tenant of an Asbestos Abatement Certificate regarding the New Tower Premises together



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



with clearance data to establish that air in the New Tower Premises does not contain asbestos fibers in violation of the Requirements, except that (i) Landlord has not yet but shall promptly repair any air induction units in the New Tower Premises that Tenant shall promptly notify Landlord that Tenant believes are leaking air as of the New Tower Premises Commencement Date (except for those units that Tenant chooses to replace with fan coils pursuant to Section 5.4 of this Amendment No. 4), and (ii) Landlord has not yet but shall promptly complete horizontal insulation of any existing HVAC ducts in the New Tower Premises. Notwithstanding any provision to the contrary in this Lease, Tenant shall have thirty (30) days from the date on which the items of work described in clauses "i" and "ii" above have been Substantially Completed (and Landlord notifies Tenant of such Substantial Completion) to deliver a Punchlist to Landlord with respect to such items. For the New Tower Premises, Landlord and Tenant shall have the same rights and obligations as set forth in
Section 3.2 of the Lease with respect to Landlord's Pre-Possession Work beginning from and after the Commencement Date for the New Tower Premises. Tenant shall not be obligated to contribute to, and Landlord shall pay for, air monitoring and asbestos consulting fees with respect to the New Tower Premises.

     5.2 Post-Possession Work.

            5.2.1 Description. As Landlord's Post-Possession Work for the New Tower Premises (the "NEW TOWER PREMISES POST-POSSESSION WORK"), Landlord shall be obligated to perform only the items of work listed below, and shall have no obligation to perform any work that would otherwise be required as "Post-Possession Work" under the Lease. Landlord shall perform the New Tower Premises Post-Possession Work in coordination with Tenant's Initial Alterations and in substantial compliance with a schedule to be reasonably agreed upon by the parties. The New Tower Premises Post-Possession Work shall consist only of the following work described in Exhibit "N" of the Lease:

            II(B)(1) -- At Landlord's cost, Landlord shall submeter the New Tower Premises, providing 6 watts per unit of Space Factor demand, exclusive of air conditioning; and

            5.2.2 New Tower Premises HVAC Credit. Landlord shall allow Tenant a credit in the amount of One Hundred Twenty Six Thousand Nine Hundred Fifty Dollars ($126,950) against Tenant's monetary obligations under the Lease. Such credit reflects a reasonable estimate of the cost that Tenant will incur in order to modify the HVAC system in the New Tower Premises to comply with EXHIBIT "O" of the Lease.

            5.2.3 Connection to Chilled Water Risers. Tenant, at Tenant's sole cost, may at its option extend the existing chilled water risers connected to the seventh (7th) floor chiller plant from Tenant's Premises on or below the twenty fifth (25th) floor through the New Tower Premises through the shaftway located immediately east of the freight elevator slop sink and immediately north of the north stairwell across the freight-elevator lobby from the freight elevator. The final route of such risers within the shaftway shall be subject to Landlord's reasonable approval, the parties acknowledging that such route should be as close to straight as reasonably possible taking into account site conditions. Notwithstanding any other provision of this Lease, Landlord shall not be responsible for any asbestos abatement that might be necessitated by the extension or installation of such risers. Tenant, at Tenant's cost, shall make all necessary connections from such extended risers to each floor of the New Tower Premises, sized for no less than twenty (20) tons capacity per floor, provided, however, that Landlord shall be responsible for the operating costs (consisting of electricity, water, labor and maintenance costs) of providing the New Tower Premises with twenty (20) tons of such extended chilled water capacity (prorated to 13.85 tons capacity for the portion of the 33rd floor



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



initially demised under this Amendment No. 4) during HVAC Standard Hours. Upon completion and delivery of such risers by Tenant in accordance with
Section 5.2.3.2 below, such risers shall become part of the Shared HVAC system and shall be owned by Landlord.

                5.2.3.1 Riser Capacity and Size. The parties acknowledge that the new risers to be installed by Tenant may potentially have a capacity of up to 100 tons per floor and may occupy a vertical volume whose horizontal dimensions are up to approximately 24 by 36 inches.

                5.2.3.2 Standard of Quality. The extended chilled water risers to be installed by Tenant pursuant to this Section 5.2.3 shall consist of no less than two (2) six-inch pipes (or pipes of equivalent capacity) and shall be constructed to a standard of quality comparable to the standard of quality used for the risers in the Shared HVAC system. Such risers shall be constructed by contractors selected in accordance with Section 5.1(E) of the Lease or otherwise approved in writing by Landlord (which approval shall not be unreasonably withheld) and shall be delivered by Tenant to Landlord in accordance with Section 4.9 of the Lease. All construction shall be in compliance with the terms of the Lease and any applicable Requirements.

            5.2.4 Landlord's HVAC Performance Obligations. When and as required by Section 8.3 of the Lease, Landlord shall provide Tenant with HVAC to the New Tower Premises, except that notwithstanding anything to the contrary in the Lease:

                 5.2.4.1 Landlord's Specifications. Landlord's only obligation with respect to New Tower Premises HVAC shall be to make available during HVAC Standard Hours such HVAC capacity as is presently available to the 33rd and 34th floors (the "NEW TOWER PREMISES EXISTING HVAC"), consisting of the following, assuming in each case one person per 100 usable square feet at a room design temperature of 75 degrees fahrenheit: (i) existing induction units (perimeter) with a 15-foot perimeter band sufficient to support an average of 3.25 watts per square foot of light and equipment loads (existing induction units' quantities and capacities are the same as indicated for the 20th through 23rd floors as stated in EXHIBIT "O" to the Lease); (ii) 8920 cubic feet per minute for the interior system at a minimum static pressure of 1.25" w.g. and temperature not to exceed 61 degrees fahrenheit and outside air of at least 20 CFM per person, which is sufficient to support light and equipment loads of 4.00 watts per usable square foot of interior space, producing (iii) an overall HVAC capacity for the New Tower Premises of 3.70 watts per usable square foot.

                 5.2.4.2 Lease Specifications. Landlord shall not be responsible for assuring that HVAC in the New Tower Premises complies with EXHIBIT "O" of the Lease.

            5.2.5 Inadequate HVAC. If at any time Tenant determines that HVAC on any floor(s) of the New Tower Premises is inadequate even though Landlord is performing Landlord's obligations to continue to provide HVAC equal to the New Tower Premises Existing HVAC, then the parties shall reasonably cooperate to design suitable enhancements and expansions to the HVAC system for the affected floor(s), all subject to Landlord's reasonable approval. Tenant shall pay all costs (including Landlord's Actual Costs incurred) of designing, installing, constructing and connecting such enhancements and expansions, which shall when completed and accepted by Landlord then become part of the Building HVAC system.

            5.2.6 Completion. Landlord and Tenant shall have the same rights and obligations with respect to the New Tower Premises Post-Possession Work as are set forth in Sections 3.4(A), (D) and (E) of the Lease with respect to Landlord's Post-Possession Work.




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            5.2.7 Drain Line. Tenant has indicated that Tenant desires to install a drain line in the ceiling of the space (the "ARAB BANK SPACE") on the 32nd and 33rd floors of the Building occupied by Arab Banking Corporation B.S.C. ("ARAB BANK") pursuant to a lease between Arab Bank and Landlord (the "ARAB BANK LEASE"). With respect to installation of such drain line in the ceiling of the Arab Bank Space, Landlord and Tenant shall have all of the same rights and obligations set forth in Section 5.6(B) of the Lease for the Sumitomo Space, except that: (a) every occurrence of the word "Sumitomo" shall be deemed to be replaced by the words "Arab Bank" and (b) each reference to the sixth-floor ceiling shall be deemed replaced by a reference to the ceiling of the Arab Bank Space. Landlord hereby advises Tenant that Arab Bank is about to commence, or has commenced, its tenant fixturization work, and Tenant should install any necessary drain lines in the ceiling of the Arab Bank space as promptly as possible after the date hereof in order to minimize any potential for disruption, expense, or conflict.

      5.3 Additional Work. (a) As Landlord's Additional Work for the New Tower Premises, Landlord shall perform only the following items listed in EXHIBIT "KK" of the Lease (the "NEW TOWER PREMISES ADDITIONAL WORK"), which New Tower Premises Additional Work shall be performed in compliance with Section 3.7 of the Lease (disregarding the reference to January 31, 1996):

      I(A) The enclosure of the Building for each floor shall be weather tight, with all windows caulked and repaired. Dow silicon sealant shall be applied to all windows.

      I(C) Sufficient generator capacity shall be provided for all Tenant EXIT and emergency lighting to maintain minimum Standard Local Law #16.

      I(D) Elevator call buttons shall meet Local Law 58 and ADA requirements.

      (b)Landlord shall (by June 26, 1996) close up the one internal stairway opening between floors 32 and 33, and (at Tenant's option, within 45 days [subject to Unavoidable Delays] after Tenant's request, which request must be made, if at all, by November 1, 1996) the one internal stairway opening within the New Tower Premises between floors 33 and 34. In closing such opening(s), Landlord shall coordinate Landlord's work with Tenant's Alterations.

      5.4 Fan Coils. Tenant shall have the option to replace at Tenant's expense the existing induction units located around the perimeter of either or both floors (or, in the case of the thirty third (33rd) floor, the portion of the floor occupied by Tenant) of the New Tower Premises with new fan coils prior to occupying the New Tower Premises. Such coils shall be of quality comparable to those installed by Tenant in connection with the Shared HVAC system. If any work or shutdown shall or would interfere with any other tenant or affect Building Systems serving common areas of the Building not used exclusively by Tenant, then Landlord and Tenant shall jointly agree upon a schedule pursuant to which Tenant may perform such work or temporarily shut down certain Building systems to facilitate such replacement. Tenant shall comply with such schedule. To the extent that Tenant's work or shutdown would not interfere with any other tenant or affect Building Systems serving common areas of the Building not used exclusively by Tenant, Tenant may proceed based on such schedule as Tenant shall establish.

6    Tenant Fund.

     In the first sentence of Section 5.5(A) of the Lease, the words "Thirty Nine Million Four Hundred Twenty Six Thousand Dollars ($39,426,000)" are deleted and replaced by the following words: "Forty Million Eight Hundred Eighty One Thousand Six Hundred Eighty Dollars ($40,881,680)." The preceding amount reflects the new total amount of the Tenant Fund, including both (i) portions that have been disbursed on or prior to the date hereof and (ii) portions that have not yet been disbursed.



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7    Installation of Soundproofing Materials.

     The second sentence of Section 5.8 of the Lease is hereby amended and restated as follows:

      Tenant shall also have the right to install soundproofing materials on the seventeenth (17th) through twenty fifth (25th) floors, the thirty fourth (34th) floor and the portion of the thirty third (33rd) floor constituting Premises, as well as the right at Tenant's expense to install replacement windows (to attenuate sound) on the eastern exposure of the seventeenth (17th) through twenty fifth (25th) floors, and the thirty third (33rd) and thirty fourth (34th) floors.



8     HVAC.


      In Section 8.4 of the Lease, all provisions of such Section 8.4 that apply to Floor 23 shall also apply to the New Tower Premises.


9    Services.

     With respect to the Twenty Eighth Floor Storage Premises, Landlord shall not be responsible for providing HVAC services pursuant to Sections 8.1, 8.3 or 8.4 or any other provision of the Lease or cleaning services pursuant to
Section 8.5 or any other provision of the Lease.


10   Landlord's Asbestos Obligations.

     Clause "c" of Section 9.2(D) of the Lease is amended and restated to read as follows:

      (c) the Base Building mechanical rooms on the Seventh Floor and areas of the twenty eighth (28th) floor other than the Twenty Eighth Floor Storage Premises contain ACM, none of which will interfere with Tenant's Alterations or operations;


11  Escalation.

      11.1 Base Operating Year. Section 11.1(C) of the Lease is amended and restated to read as follows:

      (C) "BASE OPERATING YEAR" shall mean the calendar year ending December 31, 1995, except that for the New Tower Premises, the Base Operating Year shall mean the calendar year ending December 31, 1996.

      11.2 Base Taxes. Section 11.1(D) of the Lease is amended and restated to read as follows:

      (D) "BASE TAXES" shall mean the Taxes payable for the Base Tax Year. Because the Base Tax Year for the New Tower Premises is calendar year 1996, for the New Tower Premises, Base Taxes shall mean the average of
      (i) the Taxes payable for the Tax Year commencing July 1, 1995 and ending June 30, 1996 and (ii) the Taxes payable for Tax Year commencing July 1, 1996 and ending June 30, 1997.




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      11.3 Base Tax Year. Section 11.1(E) of the Lease is amended and restated
to read as follows:

      (C) "BASE TAX YEAR" shall mean the Tax Year commencing July 1, 1995 and ending June 30, 1996, except that (i) for the Upper Office Premises, the Base Tax Year shall mean the Tax Year commencing July 1, 1994 and ending June 30, 1995 and (ii) for the New Tower Premises, the Base Tax Year shall mean calendar year 1996.


12    Electrical Work for New Tower Premises.

      Landlord and Tenant shall have the same rights and obligations with respect to the electrical work for the New Tower Premises as are set forth in
Section 12.3(E) of the Lease, contained in Amendment No. 1.


13   Air Conditioning Units in Twenty Eighth Floor Storage Premises.

     13.1 Existing Units. As of the date hereof, two (2) air cooled floor mounted air conditioning units, identified as units AC-5-1 and AC-5-2, are located in the Twenty Eighth Floor Storage Premises. Landlord shall be permitted to obtain access to and use for Landlord's purposes the unit identified as unit AC-5-1 (located to the west of the other such unit). Landlord shall cooperate with Tenant to prevent such access and use by Landlord from causing unreasonable interference with Tenant's use of the Twenty Eighth Floor Storage Premises.

     13.2 Removal of Unit AC-5-2; Installation of New Unit. Tenant shall, at Tenant's sole expense, remove unit AC-5-2 and install a new ceiling-hung air conditioning unit (provided that such unit shall not materially impair Landlord's ability to access and use unit AC-5-1). Landlord shall operate and maintain both of such units unless otherwise agreed by Landlord and Tenant, provided that Tenant may elect at any time to assume the maintenance of the unit Tenant installs. Until such time as Tenant may assume such maintenance, Tenant shall pay to Landlord as Additional Rent an amount equal to Landlord's Actual Cost of maintenance and operation with respect to the unit Tenant installs. For purposes of the air conditioning unit to be installed by Tenant pursuant to this paragraph or Tenant's future air conditioning requirements, Tenant may at Tenant's sole cost and expense use the louver formerly connected to Unit AC-5-2.

      13.3 Reconnection of Unit AC-5-1. Promptly after the date of this Amendment No. 4, Tenant shall, at Tenant's sole cost, reconnect unit AC-5-1, including connections to the existing louver for condenser air, and connections for electricity. Tenant shall not, however, be required to repair such unit or restore it to operability. Tenant shall install a full size supply air duct (but no return air duct), which shall be reasonably satisfactory to Landlord, from Unit AC-5-1 to a point that is approximately six inches from the inside of the demising wall of the Twenty Eighth Floor Storage Premises (excluding any code-required damper), and Landlord shall credit against Rental an amount equal to fifty percent (50%) of Tenant's Actual Cost of installing such duct work.


14   33rd Floor Common Areas.

     Tenant has confirmed to Landlord that Tenant desires the common area corridor, the elevator lobby and the common bathrooms on the thirty third
(33rd) floor (collectively, the "THIRTY THIRD



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FLOOR COMMON AREAS") to be built out and decorated to a higher standard of quality than Landlord's usual standard for such common areas. Tenant shall assume responsibility for the buildout of the Thirty Third Floor Common Areas and shall have exclusive control (not subject to Landlord's approval) with respect to the design and decoration of the Thirty Third Floor Common Areas, provided that such areas substantially conform to Tenant's standards for other such areas within the Premises. Landlord shall have no further obligations with respect to such buildout and the decoration of the Thirty Third Floor Common Areas, except that Landlord shall allow Tenant a credit against Tenant's next Rental payments in the amount of twenty thousand dollars ($20,000) toward Tenant's cost of completing such work. Tenant shall complete all such work in the Thirty Third Floor Common Areas on or prior to the later of (i) June 15, 1996 and (ii) the date on which Arab Banking Corporation B.S.C. shall occupy the space leased by it on the thirty third (33rd) floor of the Building. Tenant shall coordinate such work with Landlord so as not to unreasonably interfere with other tenants occupying the thirty third (33rd) floor of the Building and shall comply with all otherwise applicable Building rules, the Requirements and any other requirements of this Lease. This section shall not limit the general applicability of Section 13.5 of the Lease to common area corridors on other multi-tenant floors.


15   Shared HVAC System.

      The parties acknowledge that Tenant has expanded the Shared HVAC system to include the twentieth (20th) floor of the Building. The parties confirm that HVAC for the 20th floor during the period 7 p.m. to 10 p.m. on Business Days shall be paid for by Tenant and not Landlord. HVAC during other periods shall be governed by the applicable provisions of the Lease as they would apply to the fourteenth through nineteenth floors of the Building. To the extent, if any, that Landlord has incurred or shall incur during the Term any incremental Actual Cost (for water, electrical, labor or maintenance costs) for Tenant's HVAC usage on the twentieth (20th) floor during the periods
7 p.m. to 10 p.m. on Business Days, Tenant shall reimburse such Actual Cost. To the extent that existing equipment is capable of measuring such Actual Cost, the reimbursement shall be based on such measurement. To the extent that existing equipment is not capable of measuring such incremental Actual Cost incurred by Landlord, the parties shall reasonably agree upon modifications of such equipment, or installations of new metering equipment, as reasonably necessary, all to be performed at Tenant's expense, to permit separate measurement of such incremental Actual Cost incurred by Landlord. For purposes of the foregoing calculations, water usage for perimeter fan coils on the 20th floor shall be allocated based on a fraction whose numerator is the number of perimeter fan coils on the 20th floor and whose denominator is the number of perimeter fan coils for the 14th through 20th floors.


16   Incorporation of Certain Additional Agreements.

      Landlord and Tenant hereby agree to all terms set forth in EXHIBIT B to this Amendment (certain of which have already been performed as of the date hereof), which are hereby incorporated by reference into this Lease and made a part hereof. Nothing in EXHIBIT B shall be deemed to require Landlord to perform any Pre-Possession Work or Post-Possession Work, or incur any expense, with respect to the New Tower Premises or the Storage Premises demised pursuant to this Amendment, not expressly required by the text of this Amendment.






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



17   No Other Changes.

     Except for the foregoing changes in the Lease, the parties ratify and confirm the Lease, as amended by this Amendment. Landlord and Tenant acknowledge and agree that the Lease, as amended by this Amendment, is in full force and effect in accordance with its terms. Any inconsistency between this Amendment and the Lease (as it existed before this Amendment) shall be resolved in favor of this Amendment, whether or not this Amendment specifically modifies the particular provision(s) in the Lease inconsistent with this Amendment. Wherever the Lease refers to the Lease, such reference shall be deemed to refer to the Lease as modified by this Amendment. Section
40.3 of the Lease shall apply to this Amendment as if set forth in full verbatim.


18   Miscellaneous.

     18.1 Representations, Warranties and Confirmations. Each party represents, warrants and confirms that this Amendment is a valid, legal, and binding obligation of such party enforceable in accordance with its terms and that the Lease is in full force and effect and has not been supplemented, modified or otherwise amended, except pursuant to this Amendment, or cancelled or terminated.

      18.2 Recording. This Amendment shall not be recorded; however, either party shall upon request of the other execute, acknowledge and deliver a memorandum with respect to this Amendment sufficient for recording.

      18.3 Amendments. The Lease may not be further amended, discharged or terminated except by a written instrument executed by the parties.

      18.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

     18.5 Sakura. This Amendment shall not become effective unless and until, within thirty days after the Effective Date: (a) Sakura has signed the Sakura Acknowledgment below and (b) two executed counterparts of this Amendment, with Landlord's and Sakura's signature, have been delivered to Tenant. Tenant agrees to the Sakura Acknowledgment. If, as of thirty days after the Effective Date, Sakura has not signed the Sakura Acknowledgment, then this Amendment shall be of no force or effect, and the parties shall so confirm in writing.


















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



     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

      STANLEY STAHL D/B/A STAHL PARK      DONALDSON, LUFKIN & JENRETTE,
      AVENUE CO., Landlord                INC., Tenant




      By:/s/ Stanley Stahl                By: /s/ George P. Twill
         ------------------------             --------------------------
         Stanley Stahl                        Name:  George P. Twill
                                              Title: Senior Vice President



Attached:   Exhibit A: Diagram of Twenty Eighth Floor Storage Premises and
            New Tower Premises
            Exhibit B: Certain Additional Agreements



                           SAKURA ACKNOWLEDGMENT


Reference is made to the Subordination, Nondisturbance, Recognition and Attornment Agreement made of the 28th day of October, 1994, between Tenant and Sakura (the "SNDA"). In the third "Whereas" clause of the SNDA, the reference to "October 26, 1994" is deleted and is replaced by a reference to "October 26, 1994, as modified by the First Amendment of Agreement of Lease dated March 30, 1995; the Second Amendment of Agreement of Lease dated August 24, 1995; the Third Amendment of Agreement of Lease dated October 6, 1995; and the Fourth Amendment of Agreement of Lease dated April 29, 1996."

                            THE SAKURA BANK, LIMITED, NEW YORK BRANCH




                             By: /s/ Tamihiro Kawauchi
                                --------------------------------------
                                Name: TAMIHIRO KAWAUCHI
                                Title: Senior Vice President
                                  & Head of Real Estate/Project Finance Dept.


















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



                                EXHIBIT A

                  DIAGRAM OF TWENTY EIGHTH FLOOR STORAGE
                      PREMISES AND NEW TOWER PREMISES





                               [CHARTS TO COME]

                                 EXHIBIT B


                       CERTAIN ADDITIONAL AGREEMENTS
                        BETWEEN LANDLORD AND TENANT



      A. Two 40-Ton Chillers. Reference is made to the 2-40 ton chillers located on the 7th floor of the Building, as referred to in paragraph "5" of Exhibit GG of the Lease (the "Chillers"). Tenant shall relocate the Chillers to a location on the seventh floor, reasonably designated by Landlord, outside but approximately six column bays to the west of the chiller room in which the Chillers are presently located. To relocate the Chillers, Tenant shall break through the existing wall of the chiller room, move the Chillers to their new location without damaging them, and then reconstruct the existing wall to its pre-existing condition, all in compliance with the Lease and Landlord's reasonable requirements. Tenant shall have no obligation to reconnect the Chillers.

     B. Shared HVAC.

            1. New Make-Up Water Pump. Landlord shall install a new make-up water pump. Tenant shall pay to Landlord as Additional Rent an amount equal to Landlord's Actual Cost for such work, all as part of Tenant's completion of the Shared HVAC Work. Such Actual Cost will consist of: (a) actual construction costs ("Hard Costs") in the amount of $17,669 plus tax; plus (b) third-party consulting, design, filing and expediting charges (collectively, "Soft Costs") expected not to exceed $5,000.

            2. Dry Cooler. Tenant acknowledges that Landlord has removed a dry cooler that was located on the 18th floor at the time Landlord delivered the 18th floor to Tenant. Tenant shall pay to Landlord as Additional Rent an amount equal to Landlord's Actual Cost for such removal, all as part of Tenant's completion of the Shared HVAC Work. Such Actual Cost will consist of:
(a) Hard Costs already incurred in the amount of $12,381 plus tax; plus (b) Soft Costs expected not to exceed $6,000.

            3. Backup Documentation. Landlord shall promptly provide Tenant with backup documentation to substantiate the foregoing Actual Costs relating to the new make-up water pump and the dry cooler. To the extent that Landlord is unable to substantiate such Actual Costs they shall be adjusted accordingly.

     C. Landlord's HVAC Isolation Dampers and Taps.

            1. Adjustment of Date. For purposes of the Post-Possession Work Substantial Completion Deadlines, Section 3.4(a) of the Lease, and any other provision(s) of the Lease that require Landlord to Substantially Complete the isolation dampers and taps by June 1, 1995, Tenant agrees that Landlord shall be deemed to have completed the isolation dampers and taps in compliance with the applicable timing requirements of the Lease, and Tenant shall not be entitled to any Delayed Rent Credits or other rights or remedies on account of the timing of Landlord's Substantial Completion of the isolation dampers and taps. Landlord acknowledges that upon Tenant's request, Landlord shall promptly raise two of such taps (as previously specified by Tenant); such adjustments shall be deemed a punchlist item and shall not be considered part of Substantial Completion of such isolation dampers and taps.





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



            2. Withdrawal of Dispute Letters. Landlord and Tenant hereby withdraw the following notices and letters (the "Dispute Letters") as they relate to isolation dampers and taps: (a) Landlord's letter to Tenant dated April 19, 1995, regarding delays by Tenant; (b) Tenant's letter to Landlord dated June 5, 1995 disclaiming responsibility for delay; (c) Tenant's letter to Landlord dated June 8, 1995, asserting that Landlord failed to meet the Post-Possession Work Substantial Completion Deadline for isolation dampers and taps; and (d) Landlord's letter to Tenant dated June 13, 1995, regarding the meeting held on June 14.

            3. Incremental Costs. Tenant acknowledges that Landlord has incurred incremental costs that Landlord would not otherwise have been required to incur in order to accommodate certain requests of Tenant with respect to Landlord's Post-Possession Work relating to HVAC. Provided that, and only to the extent that, such incremental costs would not otherwise have been incurred by Landlord and Landlord provides reasonable documentation of the Actual Costs incurred by Landlord, Tenant shall reimburse Landlord for such Actual Costs as Additional Rent.

     D. Existing Wiring in Electrical Closets.

            1. Modification of Responsibility. In Exhibit W-1 of the Lease, paragraph number "B(2)" (immediately before paragraph "a") is modified to read as follows (without any revision to the letter "T" in the left-hand column adjacent to such paragraph):

     Local Electric Closets. Existing closet electric wiring no longer in use (as previously identified by Landlord to Tenant's contractor, Structure
     Tone) shall be completely removed by the Tenant prior to the closet fit-outs, except that existing risers serving floors above the 18th floor may be retained if required by the Landlord.

            2. Mecanics and Cost of Samuels Electrical Work. Reference is made to the letter dated June 20, 1995 from Robert B. Samuels Inc. to Structure Tone Inc. (the "Samuels Proposal"). In order to effectuate the removal of the existing closet electric wiring referred to in Section D.1 above, Tenant shall enter into a separate contract with Robert B. Samuels Inc. for the performance of the eight (8) items of work (collectively, the "Samuels Proposal Work") described in the Samuels Proposal. Landlord shall contribute 50% of the cost of completing items 1, 6 and 7 of the Samuels Proposal Work, which cost is presently budgeted at $71,500. Landlord shall contribute 25% of the cost of completing items 2, 3, 4, 5 and 8 of the Samuels Proposal Work, which cost is presently budgeted at $39,500. Tenant will provide power circuitry to support base building ATC panels and certain other existing uses requiring feeds in such closets located within and serving the Premises, which existing uses consist of: electric closet lighting circuits, elevator machine rooms lighting and appliance circuits, receptacle outlet circuits in electric and telephone closets and convenience outlets on setbacks. Landlord will not be responsible for ongoing costs relating thereto but will be responsible for maintaining and repairing all base building systems located in electrical closets within the Premises.

     E. 24th Floor HVAC.

            1. Removal of Requirement. Section 3.2.1 of the First Amendment of Agreement of Lease between Landlord and Tenant made and entered into as of March 30, 1995 (the "First Amendment"), is hereby modified by deleting the following language therefrom:

     II(C) - At Landlord's cost, Landlord to perform all work required to meet the HVAC specifications outlined in Exhibit "O", using condenser water with floor-by-floor units.

            2. 24th Floor HVAC Credit. Landlord shall allow Tenant a credit in the amount of Seventy Five Thousand Dollars ($75,000) against Tenant's monetary obligations under the Lease and/or as a cash payment to be applied toward Tenant's net cost (after allowing for Landlord's contribution) of the Samuels Proposal Work as provided for above, or as a cash payment within thirty days after Tenant's written request at any time (the "24th Floor HVAC Credit"). The 24th Floor HVAC Credit reflects a reasonable estimate of the cost avoided to Landlord because Tenant has advised Landlord that it will not be necessary for Landlord to provide certain HVAC capacity and equipment that Landlord had intended to install for the 24th floor.

            3. Landlord's HVAC Performance Obligations. When and as required by
Section 8.3 of the Lease, Landlord shall provide Tenant with HVAC to the 24th floor, except that notwithstanding anything to the contrary in the Lease:

                 a. Landlord's Specifications. Landlord's only obligation with respect to 24th floor HVAC shall be to make available such HVAC capacity as is presently available to the 24th floor (the "24th floor Existing HVAC"), consisting of the following, assuming in each case one person per 100 usable square feet at a room design temperature of 75 degrees fahrenheit: (i) existing induction units (perimeter) with a 15-foot perimeter band sufficient to support an average of 3.25 watts per square foot of light and equipment loads; (ii) 7165 cubic feet per minute for the interior system at a minimum static pressure of 1.25" w.g. and temperature not to exceed 54 degrees fahrenheit, which is sufficient to support light and equipment loads of 4.00 watts per usable square foot of interior space and to provide an additional
 .75 watts per usable square foot for the perimeter area, producing (iii) an overall HVAC capacity for the 24th floor of 4.00 watts per usable square foot.

                b. Reallocation of 24th Floor HVAC. For the interior system (clause "ii" in the preceding paragraph), Tenant shall have the right to reallocate to the 24th floor any portion of the Tenant interior air quantities for floors 20 through 23 (as indicated in the "Supply Air Distribution" chart referred to as part of Exhibit "O" of the Lease).

                 c. Lease Specifications. Landlord shall not be responsible for assuring that HVAC on the 24th floor complies with EXHIBIT "O" of the Lease.

            4. Inadequate HVAC. If at any time Tenant determines that HVAC on the 24th floor is inadequate even though Landlord is performing Landlord's obligations to continue to provide 24th Floor Existing HVAC, then the parties shall reasonably cooperate to design suitable enhancements and expansions to the HVAC service for such floor, all subject to Landlord's reasonable approval. Tenant shall pay all costs (including Landlord's Actual Costs incurred) of designing, installing, constructing and connecting such enhancements and expansions, which shall when completed and accepted by Landlord then become part of the Building HVAC system.

     F. Missing Cable. The parties acknowledge that certain copper wire cabling on the seventh floor was vandalized and appears to have been removed by persons unknown (the "Missing Cable"). Landlord shall repair the Missing Cable as necessary and provide Tenant with a pullbox to make Tenant's electrical connections on the seventh floor, all by July 15, 1995. Provided that Landlord complies with the preceding sentence, the foregoing delay shall not be deemed failure of Landlord to Substantially Complete Landlord's Post-Possession Electrical Work by the applicable Post-Possession Work Substantial Completion Deadline.

     G. Seventh-Floor Reconfiguration. Landlord agrees that Tenant may make the following changes on the seventh floor:

            1. Tenant's Proposal. Reference is made to the letter dated March 20, 1995, from Robert Luce, RA to Mr. Jim Farley of Stahl Real Estate Company, a copy of which is annexed hereto, together with the drawings annexed to such letter (the "Proposal Letter").

            2. Dumbwaiter Space. Tenant may enclose and use and occupy as part of the Premises, for the entire Term of the Lease, in accordance with all the terms and conditions of the Lease, but without payment of any Fixed Rent or Escalation Rent at any time during the Term, the space north of the men's room on the seventh floor, as shown in Mancini Duffy Dwg. #D7.005 (a copy of which is attached to the Proposal Letter), identified as Ramp Up 12", Platform, and DW Shaft (total area approximately 5 feet by 23 feet 7 inches including new enclosing wall to be built).

            3. New Offset Corridor. Tenant may demolish two existing closets and the men's room vestibule to provide space for a relocated service corridor, which Tenant shall build. The demolition is shown in Mancini Duffy Dwg #D7.006 attached to the Proposal Letter. The new offset service corridor is shown in Mancini Duffy Dwg #D7.007 attached to the Proposal Letter.

            4. Other. Tenant shall perform the foregoing work substantially as depicted in the plans annexed to the Proposal Letter, or in such other manner as Landlord shall reasonably approve, and in all cases in compliance with the Lease, including the Lease requirements that relate to Alterations.

     H. Convector Covers. Tenant waives any claims against Landlord on account of nondelivery or nonexistence of convector covers anywhere in the Premises. Tenant shall replace any missing convector covers to the extent Tenant desires such missing convector covers to be replaced.